Tel: 704-887-4236
Fax: 704-887-4290
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615 South College Street
Suite 1200
Charlotte, NC 28202

October 2, 2018

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 27, 2018 filed by our former client, Air T, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO USA, LLP